SECOND AMENDMENT

TO DISTRIBUTION AND

SHAREHOLDER SERVICES AGREEMENT

AMONG NORTHERN LIGHTS VARIABLE TRUST,

AND

MINNESOTA LIFE INSURANCE COMPANY

This Second Amendment is incorporated in and made a part of the Distribution and Shareholder Services Agreement (the “Agreement”) made as of the 10th of June, 2021, by and among Minnesota Life Insurance Company (hereinafter the “Company”), on its own behalf and on behalf of one or more segregated asset accounts of the Company (hereinafter the “Account”) and Northern Lights Variable Trust (hereinafter the “Trust”). The following terms and conditions amend the terms of the Agreement and, in the case of any conflict between the terms and conditions of the Agreement and the terms and conditions of this Addendum, the language of this Addendum shall control and govern. All capitalized and abbreviated terms defined in the Agreement shall have the same definitions apply in this Addendum.

1.	Exhibit A of the Agreement is deleted and replaced with the Exhibit A to this Addendum, attached hereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Second Amendment to the Agreement to be executed in its name and on its behalf by its duly authorized representative as of June 10, 2021:

Company:
MINNESOTA LIFE INSURANCE COMPANY
By its authorized officer,

/s/ Kristin Ferguson
By:
Title:
Date:

Trust:
NORTHERN LIGHTS VARIABLE TRUST
By its authorized officer,

/s/ Stephanie Shearer
By: Stephanie Shearer
Title: Secretary
Date: June 10, 2021

Exhibit A

Fund	Fee
TOPS® Conservative ETF Portfolio - Class 2	0.25%
TOPS® Balanced ETF Portfolio - Class 2	0.25%
TOPS® Moderate Growth ETF Portfolio - Class 2	0.25%
TOPS® Growth ETF Portfolio - Class 2	0.25%
TOPS® Aggressive Growth ETF Portfolio - Class 2	0.25%
TOPs® Global Target Range™ Fund – Class S	0.45%